SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2005

CORAUTUS GENETICS INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	0-27264	33-0687976
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 Fifth Street, NW
Suite 313
Atlanta, Georgia 30308
(Address of principal executive offices, including zip code)

(404) 526-6200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

          Corautus Genetics Inc. (“Corautus”) entered into an employment agreement with Michael K. Steele (the “Employment Agreement”) effective as of May 1, 2005.  Mr. Steele will serve as Vice President - Business Development of Corautus.

          The term of the Employment Agreement for Mr. Steele, attached hereto as Exhibit 99.1, is for a period of one year and is automatically extended for an additional one (1) year term unless either party to the agreement provides notice of non-renewal no less than sixty (60) days prior to the expiration of the initial term.  Mr. Steele’s annual base salary is $160,000.  Mr. Steele was granted nonqualified stock options to purchase 30,000 shares of Corautus’ common stock under the Corautus Genetics Inc. 2002 Stock Plan.  The per share option exercise price is $4.04 and was determined based on the fair market value per share on the date of grant, which was May 1, 2005.  The options become exercisable upon the achievement of certain milestones relating to Corautus’ clinical trials and have a 10-year term.

          The employment relationship with Mr. Steele is one of “at-will employment,” which provides that either party may terminate the Employment Agreement at any time for any reason.  However, during the initial term, if the Employment Agreement is terminated by Corautus without cause or Mr. Steele receives notice from Corautus of non-renewal of the Employment Agreement, Mr. Steele is entitled to, in addition to any accrued compensation and benefits, a severance payment equal to one year’s salary at his then current rate of base salary.

Item 9.01.          Financial Statement and Exhibits

          The following exhibit is filed with this report.

Exhibit No.		Description

99.1	–	Employment Agreement between Corautus Genetics Inc. and Michael K. Steele, effective as of May 1, 2005.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORAUTUS GENETICS INC.
(Registrant)

Date: May 3, 2005	/s/ JACK W. CALLICUTT

Jack W. Callicutt Vice President - Finance and Administration Chief Accounting Officer

Exhibit Index

Exhibit No.		Description

99.1	–	Employment Agreement between Corautus Genetics Inc. and Michael K. Steele, effective as of May 1, 2005.